Exhibit 10.2

FORM OF INDEPENDENT DIRECTOR
RESTRICTED STOCK AWARD CERTIFICATE

Non-transferable

G R A N T T O

______________________
(“Grantee”)

by RREEF Property Trust, Inc. (the “Company”) of
shares of its Class I common stock, $0.01 par value (the “Shares”)

pursuant to and subject to the provisions of the Company’s Second Amended and Restated Independent Directors Compensation Plan (the “Directors Plan”), which is a sub-plan of the Company’s Second Amended and Restated Incentive Plan (the “Incentive Plan,” and together with the Directors Plan, the “Plans”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”). By accepting the Shares, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Award Certificate and the Plans. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plans.

Unless sooner vested in accordance with Section 2 of the Terms and Conditions, the restrictions imposed under Section 1 of the Terms and Conditions will expire [as to one-third of the Shares awarded hereunder on the each of the first three (3) anniversaries of the Grant Date] [at the point in time immediately preceding the first Annual Meeting that occurs following the Annual Grant Date], provided that Grantee is still serving as a director of the Company on such date.

IN WITNESS WHEREOF, RREEF Property Trust, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be executed as of the Grant Date.

RREEF PROPERTY TRUST, INC.

By:
Its:

Grant Date:

TERMS AND CONDITIONS
1. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company, or be subjected to any lien, obligation or liability of the Grantee to any other party other than the Company. If Grantee’s service as a director of the Company terminates for any reason other than as set forth in paragraph (b) of Section 2 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of termination of service, and such Restricted Shares shall be reconveyed to the Company without further consideration or any act or action by the Grantee immediately following the event of forfeiture. The restrictions imposed under this Section shall apply to all shares of the Company’s Stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock of the Company.

2. Expiration and Termination of Restrictions. The restrictions imposed under Section 1 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a) [as to one-third of the Shares specified on page 1 hereof, on each of the first three (3) anniversaries of the Grant Date] [at the point in time immediately preceding the first Annual Meeting that occurs following the Annual Grant Date], provided Grantee is still providing services as a director of the Company on such date; or
(b) as to all of the Shares, the termination of Grantee’s service as a director of the Company due to death or Disability; or
(c) as to all of the Shares, the occurrence of a Change in Control of the Company.

3. Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date in uncertificated (book-entry) form.

4. Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Restricted Period. Each dividend payment, if any, shall be made at the same time that such dividend is paid to all other shareholders. Any non-cash dividends shall be subject to the restrictions imposed under Section 1. If Grantee forfeits any rights he may have under this Award Certificate, Grantee shall no longer have any rights as a shareholder with respect to the Restricted Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such stock. In the event that for any reason Grantee shall have received dividends upon such stock after such forfeiture, Grantee shall repay to the Company any amount equal to such dividends.

5. No Right of Continued Service. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company to terminate Grantee’s service as a director at any time, nor confer upon Grantee any right to continue service as a director of the Company.

6. Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code. To effect such election, Grantee may file an appropriate election with the Internal Revenue Service within thirty (30) days after award of the Shares and otherwise in accordance with applicable Treasury Regulations. Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Board or Committee, if applicable, regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Award Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from the award or any payment of any kind otherwise due to Grantee.

7. Amendment. The Board or Committee, if applicable, may amend, modify or terminate this Award Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Shares hereunder had expired) on the date of such amendment or termination.

8. Plans Control. The terms contained in the Plans are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plans. In the event of any actual or alleged conflict between the provisions of the Plans and the provisions of this Award Certificate, the provisions of the Plans shall be controlling and determinative.

9. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plans.

10. Severability. If any one or more of the provisions contained in this Award Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

11. Notice. Notices and communications under this Award Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to RREEF Property Trust, Inc., 345 Park Avenue, 26th Floor, New York, NY 10154; Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.